Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the inclusion of information included or incorporated by reference in this Registration Statement on Form S-8 (the “Form S-8”) of Gulfport Energy Corporation (the “Company”) with respect to the information from our firm’s reserves report dated February 1, 2019, on oil and gas reserves of Gulfport Energy Corporation and its subsidiaries, as of December 31, 2018, located in the United States and information from our prior reserve reports and to all references to our firm included or incorporated by reference in the Form S-8.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E. President and Chief Operating Officer

Houston, Texas

August 28, 2019